  Exhibit 4.1

CHARTER OF THE ADVISORY BOARD OF
EXACTUS, INC.

This Charter outlines the purpose, composition and responsibilities of the Advisory Board (the “Advisory Board”) of the Board of Directors (the “Board”) of Exactus, Inc., a Nevada corporation (the “Company”).

I.
PURPOSE

The Advisory Board is responsible for: (a) making recommendations to the Board regarding the Company's phyto-cannabinoid, FDA and drug development related strategies and opportunities; (b) performing such other functions as may be deemed necessary or convenient in efficiently carrying out the foregoing; and (c) such other functions as the Board may from time to time assign to the Advisory Board.

II.
COMPOSITION

The Advisory Board shall be composed of a minimum of two members (including a Chairperson). The members of the Advisory Board and the Chairperson shall be selected annually by the Board and shall serve at the pleasure of the Board. Any Advisory Board member (including the Chairperson) may be removed at any time, with or without cause, by the Board. The Advisory Board shall have authority to delegate responsibilities listed herein to sub-Advisory Boards of the Advisory Board if the Advisory Board determines such delegation would be in the best interest of the Company.

III.
MEETING REQUIREMENTS

The Advisory Board shall meet as necessary to enable it to fulfill its responsibilities, but at least once each year.

The Advisory Board may ask members of management or others whose advice and counsel are relevant to the issues then being considered by the Advisory Board to attend any meetings and to provide such pertinent information as the Advisory Board may request.

The Chairperson of the Advisory Board shall be responsible for leadership of the Advisory Board, including preparing the agenda, presiding over Advisory Board meetings, making Advisory Board assignments and reporting on the Advisory Board’s activities to the Board.

IV.
ADVISORY BOARD RESPONSIBILITIES

In carrying out its responsibilities, the Advisory Board’s policies and procedures should remain flexible to enable the Advisory Board to react to changes in circumstances. In addition to such other duties as the Board may from time to time assign, the Advisory Board shall have the following responsibilities:

A. Provide strategic advice and make recommendations to the Board regarding current and planned programs;

B. Advise the Board regarding the merit of technology or products involved in investment, licensing and acquisition opportunities;

C. Provide strategic advice to the Board regarding emerging issues and trends; and

D. Report to the full Board with respect to significant matters covered at Advisory Board meetings.